News Release
402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        R. Todd Noden
Executive Vice President and Chief Financial Officer
(205) 942-3737 ext. 4808

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS
——————————————
Comparable Store Sales Decline 0.9%

BIRMINGHAM, AL (May 29, 2015) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week period ended May 2, 2015.  Revenues for the 13-week period ended May 2, 2015, decreased 1.9% to $101.8 million, compared with revenues of $103.8 million in the 13-week year-earlier period.  Comparable store sales for the first quarter declined 0.9%, compared with the same period last year. Net loss attributable to Books-A-Million for the first quarter was $5.3 million, or $0.37 per diluted share, compared to $5.6 million, or $0.38 per diluted share, in the year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, “Our comparable store sales decline versus last year was largely due to a strong prior year title line-up in our teen category.  This decline was moderated by improvements in our fiction and kids categories as well as continued growth in our non-book categories of toys, games and puzzles.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 255 stores in 32 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 42 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol “BAMM.” For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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BAMM Announces First Quarter 2016 Results

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BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014 (a)

Revenue
Net sales	$100,701	$103,159
Other revenue	1,106	619
Total revenues	101,807	103,778
Cost of products sold, including warehouse distribution and store occupancy costs	73,478	75,493
Gross profit	28,329	28,285
Operating, selling and administrative expenses	29,583	29,363
Depreciation and amortization	3,763	4,465
Operating loss	(5,017)	(5,543)
Interest expense, net	547	556
Loss before income taxes	(5,564)	(6,099)
Income tax expense (benefit)	(388)	17
Net loss before equity method investments	(5,176)	(6,116)
Net income (loss) on equity method investments	(79)	114
Net loss	$(5,255)	$(6,002)
Less net income (loss) attributable to noncontrolling interest	28	(424)
Net loss attributable to Books-A-Million	$(5,283)	$(5,578)

Net loss per share:
Basic and Diluted
Net loss attributable to Books-A-Million	$(0.37)	$(0.38)
Weighted average number of shares outstanding	14,188	14,799

(a)	The results for the 13-weeks ended May 3, 2014, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks ended May 2, 2015.

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BAMM Announces First Quarter 2016 Results

May 29, 2015
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market areas; inflation or deflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines and business segments, capital expenditures and future liquidity; liability and other claims asserted against the Company; the impact of electronic books and e-content; uncertainties related to the Internet and the Company's Internet operations; and the successful development of the properties held by the Company in connection with the Company’s real estate development and management segment and the Company’s ability to lease these properties. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.